Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-201200 and 333-69527on Form S-8, and Registration Statement No. 333-193654 on Form S-3, of our reports dated March 2, 2015, relating to (1) the 2014 and 2013 financial statements, the financial statement schedule, and the retrospective adjustments to the 2012 financial statement disclosures of Media General, Inc. and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Richmond, Virginia

March 2, 2015